UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 27, 2011

NEPHROS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-32288	13-3971809
(Commission File Number)	(IRS Employer ID Number)

41 Grand Avenue, River Edge, New Jersey	07661
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (201) 343-5202

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement.

On June 27, 2011, Nephros, Inc. entered into a license agreement, to be effective July 1, 2011, with Bellco S.r.1., an Italy-based supplier of hemodialysis and intensive care products, for the manufacturing, marketing and sale of Nephros’ patented mid-dilution dialysis filters (MD 190, MD 220), referred to herein as the Products.

Under the agreement, Nephros granted Bellco a license to manufacture, market and sell the Products under its own name, label and CE mark in Italy, France, Belgium, Spain and Canada on an exclusive basis, and to do the same on a non-exclusive basis in the United Kingdom and Greece and, upon the written approval of Nephros, other European countries where Nephros does not sell the Products as well as non-European countries, all such countries herein referred to as the Territory.  In addition, if requested by Nephros, Bellco will be required to sell the Products to Nephros’ distributors in the Territory.

In exchange for the rights granted to it under the agreement through December 31, 2014, Bellco agreed to pay Nephros installment payments of €500,000, €750,000, €600,000 on July 1, 2011, January 15, 2012 and January 15, 2013, respectively.  Such installment payments, herein referred to as the Installment Payments, are Bellco’s sole financial obligations through December 31, 2014.  Beginning on January 1, 2015 through and including December 31, 2016, Bellco will pay to Nephros a royalty based on the number of units of Products sold in the Territory as follows:  for the first 103,000 units sold, Bellco will pay €4.50 per unit; thereafter, Bellco will pay €4.00 per unit.  Bellco must meet minimum sales targets of 15,000 units in each quarter of 2015 and 2016.  If Bellco fails to meet a quarterly minimum, the license in Italy, France, Belgium, Spain and Canada will, at the discretion of Nephros, convert to a non-exclusive one.  All sums payable under the agreement will be paid in Euros, as adjusted to account for currency exchange fluctuations between the Euro and the U.S. dollar that occur between July 1, 2011, the effective date of the agreement, and the date of payment.

In the case where Nephros desires to pursue a Change in Control transaction (as defined in the agreement), Bellco will have a 30-day right of first offer with respect to such acquisition, and where either party pursues a change in control transaction, it will require the acquirer to assume such party’s obligations under the agreement.

If there is an infringement of any of the patents underlying the Products, Nephros will have the first right to decide whether to act to protect such patents.  Where Nephros decides not to act, Bellco, upon the written consent of Nephros, will be allowed to act to protect the patents and Nephros will reimburse Bellco the reasonable expenses sustained by Bellco as a credit against royalties due under the agreement.

The term of the agreement will be from July 1, 2011 through December 31, 2016, or until earlier terminated by either party as follows.  Either party may terminate immediately after giving notice of a breach of any material obligation or upon the insolvency or bankruptcy of the other party, in each case that remains uncured after the expiration of a 30-day cure period.  In addition, in the event the agreement is terminated by Bellco on or prior to December 21, 2014 due to a material breach by Nephros that causes any of the patents underlying the Products to lapse, Nephros will be required to reimburse Bellco any of the Installment Payments paid by Bellco prior to the date of termination.  Finally, Nephros may terminate the agreement immediately for the following reasons: Bellco’s failure to cure a monetary default within 30 days of being provided notice of such default; in the event any required permit of Bellco expires, is not approved, is not issued, or is terminated, revoked, withdrawn or deactivated; and in respect of any calendar year commencing January 1, 2015, if aggregate royalties payable to Nephros fall below €270,000.

The parties are subject to standard indemnification obligations.

The description of the license agreement set forth above is not complete and is qualified in its entirety by reference to the agreement, which is attached as Exhibit 10.62 to this report and is incorporated by reference.

On June 27, 2011, Nephros issued a press release announcing its entry into the license agreement.  A copy of the press release is attached as Exhibit 99.1.

Item 9.01     Financial Statements and Exhibits.

(d)         Exhibits

Exhibit No.	Description

10.62	License Agreement between Nephros, Inc. and Bellco S.r.1. effective July 1, 2011.

99.1	Press release dated June 27, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Nephros, Inc.

	By:	/s/ Gerald J. Kochanski
Dated: June 27, 2011		Gerald J. Kochanski
Chief Financial Officer